CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-206391) and Form S-8 (No. 333-197738) of Spark Energy, Inc. of our report dated June 10, 2016 relating to the combined financial statements of Major Energy Services, LLC and Associated Entities, which appears in the Current Report on Form 8‑K of Spark Energy, Inc. filed on June 15, 2016.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 24, 2016